Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Marci Pelzer Media Relations Rockwell Automation 414.382.5679	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2020 Results; Introduces Fiscal 2021 Guidance

•	Fourth quarter reported sales down 9.3 percent year-over-year; organic sales down 12.1 percent year-over-year

•	Fourth quarter reported sales up 12.6 percent sequentially; organic sales up 9.9 percent sequentially

•	Fourth quarter diluted EPS of $2.25; Adjusted EPS of $1.87

•	Full year fiscal 2020 diluted EPS of $8.77; Adjusted EPS of $7.68

•	Full year fiscal 2020 Cash Flow from Operations of $1,120.5 million; Free Cash Flow conversion of 112%

•	Redefining Adjusted Income and Adjusted EPS in fiscal 2021; fiscal 2020 Adjusted EPS in the new definition was $7.87

•	Introduces fiscal 2021 EPS guidance: Diluted EPS $8.07 - $8.47; Adjusted EPS $8.45 - $8.85 (new definition)
MILWAUKEE (November 10, 2020) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2020 fourth quarter and full year results.
“Rockwell’s performance in the quarter and fiscal year demonstrates the increasing resiliency of our business model and the dedication of our employees under extraordinarily trying circumstances. Double-digit sequential orders growth reflects gradually improving business conditions and the expanding value we are providing to customers across diverse industries,” said Blake Moret, Chairman and CEO. “Flat operating margin in the quarter and strong free cash flow, despite lower year-over-year sales, are a testament to our ability to manage costs while continuing to make strategic investments.”
Fiscal 2020 Q4 Financial Results
Fiscal 2020 fourth quarter sales were $1,570.0 million, down 9.3 percent compared to $1,730.2 million in the fourth quarter of fiscal 2019. Organic sales decreased 12.1 percent, currency translation decreased sales by 0.3 percentage points, and acquisitions increased sales by 3.1 percentage points.

Fiscal 2020 fourth quarter net income attributable to Rockwell Automation was $262.7 million or $2.25 per share, compared to $8.1 million or $0.07 per share in the fourth quarter of fiscal 2019. The increases in net income attributable to Rockwell Automation and EPS were primarily due to fair-value adjustments recognized in the fourth quarter of fiscal 2020 and 2019 in connection with our investment in PTC (the "PTC adjustments"). Fiscal 2020 fourth quarter Adjusted EPS was $1.87, down 7 percent compared to $2.01 in the fourth quarter of fiscal 2019, primarily due to lower sales, partially offset by a combination of temporary and structural cost actions.
Pre-tax margin was 19.1 percent in the fourth quarter of fiscal 2020, compared to 3.3 percent in the same period last year. The increase in pre-tax margin was primarily due to the PTC adjustments.
Total segment operating margin was 20.2 percent in the fourth quarter, flat compared to a year ago. Total segment operating earnings were $317.9 million in the fourth quarter of fiscal 2020, down 9 percent from $349.0 million in the same period of fiscal 2019.
Cash flow provided by operating activities in the fourth quarter of fiscal 2020 was $325.8 million, compared to $475.0 million in the fourth quarter of fiscal 2019. Free cash flow was $303.8 million, including a discretionary pre-tax contribution of $50 million to the Company's U.S. pension trust, compared to $450.9 million in the fourth quarter of fiscal 2019.
Fiscal 2020 Full Year Financial Results
Sales were $6,329.8 million in fiscal 2020, down 5.5 percent from $6,694.8 million in fiscal 2019. Organic sales decreased 7.8 percent, currency translation decreased sales by 1.2 percentage points, and acquisitions increased sales by 3.5 percent.
Fiscal 2020 net income attributable to Rockwell Automation was $1,023.4 million or $8.77 per share, compared to $695.8 million or $5.83 per share in fiscal 2019. The increases in net income attributable to Rockwell Automation and EPS were primarily due to the PTC Adjustments, partially offset by lower sales. Fiscal 2020 Adjusted EPS was $7.68, down 11 percent compared to $8.67 in fiscal 2019. The decrease in Adjusted EPS was primarily due to lower sales, partially offset by a combination of temporary and structural cost actions.
Pre-tax margin was 17.9 percent in fiscal 2020, compared to 13.5 percent last year. The increase in pre-tax margin was primarily due to the PTC Adjustments, partially offset by lower sales.

Total segment operating margin was 19.9 percent compared to 22.0 percent a year ago due to lower sales and the impact of acquisitions, partially offset by a combination of temporary and structural cost actions. Total segment operating earnings were $1,257.9 million in fiscal 2020, down 14.6 percent from $1,473.6 million in fiscal 2019.
Cash flow provided by operating activities in fiscal year 2020 was $1,120.5 million, compared to $1,182.0 million in fiscal 2019. Free cash flow was $1,006.6 million, including a discretionary pre-tax contribution of $50 million to the Company's U.S. pension trust, compared to $1,049.2 million last year.

New Definition of Adjusted Income and Adjusted EPS
Beginning in fiscal 2021, Rockwell is changing its definition of Adjusted Income and Adjusted EPS to also exclude the impact of purchase accounting depreciation and amortization expense, including the related tax effects.  Adjusted EPS guidance in the table below is presented using the new definition. Reconciliations of our non-GAAP measure for net income attributable to Rockwell Automation, diluted EPS and the effective tax rate to Adjusted Income, Adjusted EPS, and Adjusted Effective Tax Rate, in the new definition for fiscal 2018 - 2020, are included in a separate 8-K filing.
Outlook
The COVID-19 pandemic and global efforts to respond to it continue to evolve. Our projections assume that a gradual recovery continues, with no increase in pandemic-related facility closures or disruptions to the supply chain. Based on the information available to us at the time of this release, the following table provides guidance as it relates to sales growth and earnings per share for fiscal 2021:

Sales Growth Guidance		EPS Guidance
Reported sales growth	6% - 9%	Diluted EPS	$8.07 - $8.47
Organic sales growth	3.5% - 6.5%	Adjusted EPS (new definition)[2]	$8.45 - $8.85
Inorganic sales growth[1]	1.0% - 1.5%
Currency translation	~ 1%
1Estimate for incremental sales resulting from businesses acquired in fiscal year 2020 and 2021.
2Compares to fiscal 2020 Adjusted EPS of $7.87 under the new definition.

“As markets recover and industrial companies invest in their resilience and agility, Rockwell is well-positioned to grow in fiscal 2021,” Moret continued. “New software, hardware, and services offerings across our portfolio are adding significant value as we focus on creating more ways to win.”

Following is a discussion of fourth quarter and full year results for both segments.
Architecture & Software
Architecture & Software fiscal 2020 fourth quarter sales were $702.8 million, a decrease of 10.0 percent compared to $781.2 million in the same period last year. Organic sales decreased 11.3 percent and an acquisition increased sales by 1.3 percentage points. Segment operating earnings were $190.9 million in the fourth quarter of fiscal 2020 compared to $205.0 million in the same period last year. Segment operating margin increased to 27.2 percent in the fourth quarter of fiscal 2020 from 26.2 percent a year ago.
Architecture & Software fiscal 2020 sales were $2,832.9 million, a decrease of 6.3 percent from $3,021.9 million last year. Organic sales decreased 5.7 percent, currency translation decreased sales by 1.2 percentage points, and an acquisition increased sales by 0.6 percentage points. Segment operating earnings were $795.2 million in fiscal 2020 compared to $874.8 million in fiscal 2019. Segment operating margin decreased to 28.1 percent in fiscal 2020 from 28.9 percent a year ago, primarily due to lower sales, partially offset by a combination of temporary and structural cost actions.
Control Products & Solutions
Control Products & Solutions fiscal 2020 fourth quarter sales were $867.2 million, a decrease of 8.6 percent compared to $949.0 million in the same period last year. Organic sales decreased 12.7 percent, currency translation decreased sales by 0.5 percentage points, and inorganic investments increased sales by 4.6 percent. Segment operating earnings were $127.0 million in the fourth quarter of fiscal 2020 compared to $144.0 million in the same period last year. Segment operating margin decreased to 14.6 percent in the fourth quarter of fiscal 2020 from 15.2 percent a year ago.
Control Products & Solutions fiscal 2020 sales were $3,496.9 million, a decrease of 4.8 percent from $3,672.9 million last year. Organic sales decreased 9.5 percent, currency translation decreased sales by 1.2 percentage points, and inorganic investments increased sales by 5.9 percent. Segment operating earnings were $462.7 million in fiscal 2020 compared to $598.8 million in fiscal 2019. Segment operating margin decreased to 13.2 percent in fiscal 2020 from 16.3 percent a year ago, primarily due to lower sales and the impact of acquisitions, partially offset by a combination of temporary and structural cost actions.

Supplemental Information
General Corporate-Net - Fiscal 2020 fourth quarter general corporate net expense was $22.0 million compared to $36.4 million in the fourth quarter of 2019. General corporate net expense was $98.9 million for the full fiscal year 2020 compared to $108.8 million in fiscal 2019.
Purchase Accounting Depreciation and Amortization - Fiscal 2020 fourth quarter purchase accounting depreciation and amortization expense was $11.3 million, up $7.2 million from the fourth quarter of fiscal 2019, resulting in a year-over-year decrease in Adjusted EPS of $0.03. Full year fiscal 2020 purchase accounting depreciation and amortization expense was $41.4 million, up $24.8 million from fiscal 2019, resulting in a year-over-year decrease in Adjusted EPS of $0.08.
Tax - On a GAAP basis, the effective tax rate in the fourth quarter of fiscal 2020 was 12.0 percent compared to 85.6 percent in the fourth quarter of 2019. The decrease is primarily due to the PTC adjustments. The effective tax rate for the full fiscal year 2020 was 9.9 percent compared to 22.8 percent in fiscal 2019. The decrease is primarily due to the PTC adjustments, a tax benefit related to Sensia, and other discrete items.
The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2020 was 15.0 percent compared to 17.0 percent in the fourth quarter of 2019. The Adjusted Effective Tax Rate for the full fiscal year 2020 was 12.0 percent compared to 17.9 percent in fiscal 2019.
Share Repurchases - The Company did not repurchase shares of its common stock during the fourth quarter of fiscal 2020. For the full fiscal year 2020, the Company repurchased 1.4 million shares of its common stock at a cost of $254.7 million. At September 30, 2020, $853.7 million remained available under our existing share repurchase authorizations.
ROIC - Return on invested capital was 35.7 percent.
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, free cash flow conversion, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Tuesday, November 10, 2020. The call will be an audio webcast and accessible on the Rockwell Automation website (https://www.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (833) 714-0916 in the U.S. and Canada; (778) 560-2692 for other countries. Use the following passcode: 4365976. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through December 10, 2020 .

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
the severity and duration of disruptions to our business due to pandemics, including the COVID-19 pandemic, natural disasters, acts of war, strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions and services, our supply chain, our work force, our liquidity and the value of the assets we own;

•
macroeconomic factors, including global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the availability and price of components and materials;

•	the availability, effectiveness and security of our information technology systems;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions and services;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	the successful execution of our cost productivity initiatives;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	our ability to attract, develop, and retain qualified personnel;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation and its subsidiaries employ approximately 23,500 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Sales
Architecture & Software (a)	$702.8	$781.2	$2,832.9	$3,021.9
Control Products & Solutions (b)	867.2	949.0	3,496.9	3,672.9
Total sales (c)	$1,570.0	$1,730.2	$6,329.8	$6,694.8
Segment operating earnings
Architecture & Software (d)	$190.9	$205.0	$795.2	$874.8
Control Products & Solutions (e)	127.0	144.0	462.7	598.8
Total segment operating earnings[1] (f)	317.9	349.0	1,257.9	1,473.6
Purchase accounting depreciation and amortization	(11.3)	(4.1)	(41.4)	(16.6)
General corporate — net	(22.0)	(36.4)	(98.9)	(108.8)
Non-operating pension and postretirement benefit (cost) credit	(11.5)	0.6	(37.4)	8.4
Gain (loss) on investments	52.2	(228.4)	153.9	(402.2)
Valuation adjustments related to the registration of PTC Shares	—	—	—	33.7
Interest (expense) income, net	(25.7)	(24.3)	(98.0)	(87.1)
Income before income taxes (g)	299.6	56.4	1,136.1	901.0
Income tax provision	(35.9)	(48.3)	(112.9)	(205.2)
Net income	263.7	8.1	1,023.2	695.8
Net income (loss) attributable to noncontrolling interests	1.0	—	$(0.2)	—
Net income attributable to Rockwell Automation, Inc.	$262.7	$8.1	$1,023.4	$695.8

Diluted EPS	$2.25	$0.07	$8.77	$5.83

Adjusted EPS[2]	$1.87	$2.01	$7.68	$8.67

Average diluted shares for diluted EPS	116.9	117.0	116.6	119.3

Segment operating margin
Architecture & Software (d/a)	27.2%	26.2%	28.1%	28.9%
Control Products & Solutions (e/b)	14.6%	15.2%	13.2%	16.3%
Total segment operating margin[1] (f/c)	20.2%	20.2%	19.9%	22.0%
Pre-tax margin (g/c)	19.1%	3.3%	17.9%	13.5%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension and postretirement benefit (cost) credit, gains and losses on investments, valuation adjustments related to the registration of PTC Shares, interest (expense) income - net and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension and postretirement benefit (cost) credit, net income (loss) attributable to noncontrolling interests, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit (cost) credit and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Sales (a)	$1,570.0	$1,730.2	$6,329.8	$6,694.8
Cost of sales	(930.7)	(1,007.3)	(3,734.6)	(3,794.7)
Gross profit (b)	639.3	722.9	2,595.2	2,900.1
Selling, general and administrative expenses (c)	(354.4)	(405.1)	(1,479.8)	(1,538.5)
Change in fair value of investments [1]	52.2	$(228.4)	153.9	(368.5)
Other (expense) income	(11.3)	(6.0)	(29.7)	6.1
Interest expense	(26.2)	(27.0)	(103.5)	(98.2)
Income before income taxes	299.6	56.4	1,136.1	901.0
Income tax provision [2]	(35.9)	(48.3)	(112.9)	(205.2)
Net income	$263.7	$8.1	$1,023.2	$695.8
Net income (loss) attributable to noncontrolling interests	1.0	—	(0.2)	—
Net income attributable to Rockwell Automation, Inc.	$262.7	$8.1	$1,023.4	$695.8

Gross profit as percent of sales (b/a)	40.7%	41.8%	41.0%	43.3%
SG&A as percent of sales (c/a)	22.6%	23.4%	23.4%	23.0%

1 Primarily relates to the change in value of our investment in PTC.

2 In the twelve months ended September 30, 2019, income tax provision included the tax effects on the PTC adjustments.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2020	September 30, 2019
Assets
Cash and cash equivalents	$704.6	$1,018.4
Receivables	1,249.1	1,178.7
Inventories	584.0	575.7
Property, net	574.4	571.9
Operating lease right-of-use assets	342.9	—
Goodwill and intangibles	2,129.6	1,265.2
Long-term investments	953.5	793.9
Other assets	726.6	709.2
Total	$7,264.7	$6,113.0
Liabilities and Shareowners’ Equity
Short-term debt	$24.6	$300.5
Accounts payable	687.8	694.6
Long-term debt	1,974.7	1,956.4
Operating lease liabilities	274.7	—
Other liabilities	2,956.1	2,757.3
Shareowners’ equity attributable to Rockwell Automation, Inc.	1,027.8	404.2
Noncontrolling interests	319.0	—
Total	$7,264.7	$6,113.0

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2020	2019
Operating activities:
Net Income	$1,023.2	$695.8
Depreciation and amortization	172.7	152.2
Change in fair value of investments[1]	(153.9)	368.5
Retirement benefits expense	129.5	70.7
Pension contributions	(84.1)	(30.9)
Settlement of interest rate derivatives	22.0	(35.7)
Receivables/inventories/payables	16.4	(0.8)
Contract liabilities	43.3	12.1
Compensation and benefits	(44.6)	(45.2)
Income taxes	(77.5)	(47.8)
Other	73.5	43.1
Cash provided by operating activities	1,120.5	1,182.0
Investing activities:
Capital expenditures	(113.9)	(132.8)
Acquisition of businesses, net of cash acquired	(550.9)	(20.7)
Purchases of investments	(10.7)	(5.1)
Proceeds from maturities and sales of investments	43.9	379.1
Proceeds from sale of property	14.9	4.5
Other investing activities	(1.3)	—
Cash (used for) provided by investing activities	(618.0)	225.0
Financing activities:
Net (repayment) issuance of short-term debt	—	(551.0)
Issuance of debt, net of discount and issuance costs	423.6	987.6
Repayment of debt	(700.7)	—
Cash dividends	(472.8)	(459.8)
Purchases of treasury stock	(264.2)	(1,009.0)
Proceeds from the exercise of stock options	214.4	47.4
Other financing activities	0.8	(1.1)
Cash used for financing activities	(798.9)	(985.9)
Effect of exchange rate changes on cash	8.4	(21.5)
(Decrease) increase in cash, cash equivalents, and restricted cash[2]	$(288.0)	$399.6

1Primarily relates to the change in value of our investment in PTC.

2Cash and cash equivalents and restricted cash at September 30, 2020, includes $25.8 million of restricted cash recorded in Other assets in the Condensed balance sheet.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2020 compared to sales for the three and twelve months ended September 30, 2019:

	Three Months Ended September 30,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
North America	$905.2	$(6.1)	$0.9	$900.0	$1,020.4
EMEA	325.2	(37.9)	(9.8)	277.5	316.4
Asia Pacific	231.4	(5.2)	(2.5)	223.7	246.8
Latin America	108.2	(4.2)	16.4	120.4	146.6
Total	$1,570.0	$(53.4)	$5.0	$1,521.6	$1,730.2

	Twelve Months Ended September 30,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
North America	$3,760.2	$(91.5)	$4.0	$3,672.7	$4,014.3
EMEA	1,249.3	(97.0)	16.7	1,169.0	1,249.8
Asia Pacific	868.7	(22.3)	13.7	860.1	908.6
Latin America	451.6	(23.1)	43.8	472.3	522.1
Total	$6,329.8	$(233.9)	$78.2	$6,174.1	$6,694.8

1Includes incremental sales resulting from the formation of the Sensia joint venture and sales from other acquired businesses in fiscal year 2020.

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2020 compared to sales for the three and twelve months ended September 30, 2019:

	Three Months Ended September 30,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
Architecture & Software	$702.8	$(9.9)	$0.4	$693.3	$781.2
Control Products & Solutions	867.2	(43.5)	4.6	828.3	949.0
Total	$1,570.0	$(53.4)	$5.0	$1,521.6	$1,730.2

	Twelve Months Ended September 30,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
Architecture & Software	$2,832.9	$(17.1)	$34.5	$2,850.3	$3,021.9
Control Products & Solutions	3,496.9	(216.8)	43.7	3,323.8	3,672.9
Total	$6,329.8	$(233.9)	$78.2	$6,174.1	$6,694.8

1Includes incremental sales resulting from the formation of the Sensia joint venture and sales from other acquired businesses in fiscal year 2020.

The following is a reconciliation of reported sales growth to organic sales growth for the three and twelve months ended September 30, 2020 compared to sales for the three and twelve months ended September 30, 2019:

	Three Months Ended September 30, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
North America	(11.3)%	0.6%	(0.1)%	(11.8)%
EMEA	2.8%	12.0%	3.1%	(12.3)%
Asia Pacific	(6.2)%	2.1%	1.1%	(9.4)%
Latin America	(26.2)%	2.9%	(11.2)%	(17.9)%
Total	(9.3)%	3.1%	(0.3)%	(12.1)%

	Twelve Months Ended September 30, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
North America	(6.3)%	2.3%	(0.1)%	(8.5)%
EMEA	—%	7.8%	(1.3)%	(6.5)%
Asia Pacific	(4.4)%	2.5%	(1.6)%	(5.3)%
Latin America	(13.5)%	4.4%	(8.4)%	(9.5)%
Total	(5.5)%	3.5%	(1.2)%	(7.8)%

1Includes incremental sales resulting from the formation of the Sensia joint venture and sales from other acquired businesses in fiscal year 2020.

The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and twelve months ended September 30, 2020 compared to sales for the three and twelve months ended September 30, 2019:

	Three Months Ended September 30, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
Architecture & Software	(10.0)%	1.3%	—%	(11.3)%
Control Products & Solutions	(8.6)%	4.6%	(0.5)%	(12.7)%
Total	(9.3)%	3.1%	(0.3)%	(12.1)%

	Twelve Months Ended September 30, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
Architecture & Software	(6.3)%	0.6%	(1.2)%	(5.7)%
Control Products & Solutions	(4.8)%	5.9%	(1.2)%	(9.5)%
Total	(5.5)%	3.5%	(1.2)%	(7.8)%

1Includes incremental sales resulting from the formation of the Sensia joint venture and sales from other acquired businesses in fiscal year 2020.

In the three months ended September 30, 2020, sales increased 12.6 percent sequentially. Organic sales increased 9.9 percent sequentially. Currency translation increased sales by 2.2 percentage points, and acquisitions increased sales by 0.5 percentage points.

The following is a reconciliation of reported sales to organic sales for Logix and Process Control for the three and twelve months ended September 30, 2020:

	Three Months Ended September 30, 2020	Twelve Months Ended September 30, 2020
Logix
Logix reported growth	(12.6)%	(7.3)%
Effect of currency translation	—%	1.2%
Logix organic growth	(12.6)%	(6.1)%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit cost (credit), net income (loss) attributable to noncontrolling interests, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income attributable to Rockwell Automation, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (credit) for the three and twelve months ended September 30, 2020 and 2019 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Service cost	$23.1	$19.7	$92.1	$79.1
Operating pension and postretirement benefit cost	23.1	19.7	92.1	79.1

Interest cost	34.5	40.0	138.0	160.6
Expected return on plan assets	(61.5)	(61.1)	(244.8)	(244.7)
Amortization of prior service credit	(1.1)	(1.0)	(4.5)	(4.2)
Amortization of net actuarial loss	37.3	19.7	148.7	78.7
Settlements	2.3	1.8	—	1.2
Non-operating pension and postretirement benefit cost (credit)	11.5	(0.6)	37.4	(8.4)

Net periodic pension and postretirement benefit cost	$34.6	$19.1	$129.5	$70.7

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other (expense) income" in the Statement of Operations.

The following are reconciliations of net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2020	2019	2020	2019
Net income attributable to Rockwell Automation	$262.7	$8.1	$1,023.4	$695.8
Non-operating pension and postretirement benefit cost (credit)	11.5	(0.6)	37.4	(8.4)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(2.9)	—	(10.1)	1.0
Change in fair value of investments[1]	(52.2)	228.4	(153.9)	368.5
Tax effect of change in fair value of investments[1]	—	—	—	(21.7)
Adjusted Income	$219.1	$235.9	$896.8	$1,035.2

Diluted EPS	$2.25	$0.07	$8.77	$5.83
Non-operating pension and postretirement benefit cost (credit)	0.09	(0.01)	0.32	(0.07)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(0.02)	—	(0.09)	0.01
Change in fair value of investments[1]	(0.45)	1.95	(1.32)	3.08
Tax effect of change in fair value of investments[1]	—	—	—	(0.18)
Adjusted EPS	$1.87	$2.01	$7.68	$8.67

Effective tax rate	12.0%	85.6%	9.9%	22.8%
Non-operating pension and postretirement benefit cost (credit)	0.5%	0.9%	0.6%	0.1%
Tax effect of change in fair value of investments[1]	2.5%	(69.5)%	1.5%	(5.0)%
Adjusted Effective Tax Rate	15.0%	17.0%	12.0%	17.9%
1Primarily relates to the change in value of our investment in PTC.

Fiscal 2021 Guidance (New Adjusted EPS Definition)

Beginning in fiscal 2021, Rockwell is changing its definition of Adjusted Income and Adjusted EPS to also exclude the impact of purchase accounting depreciation and amortization expense attributable to Rockwell Automation and the related tax effects of such exclusion. The definition of Adjusted Effective Tax Rate is also changing to correspond to the purchase accounting items now being excluded from Adjusted Income. We believe these new definitions provide more useful information about our operating performance and allow management and investors to better compare our operating performance period over period, compared to our prior definitions of these measures given our increased inorganic investments. Adjusted EPS and Adjusted Effective Tax Rate guidance in the table below are presented using the new definitions and these non-GAAP measures are reconciled to the corresponding GAAP measures.

	Fiscal 2020 Results	Fiscal 2021 Guidance

Diluted EPS	$8.77	$8.07 - $8.47
Purchase accounting depreciation and amortization expense attributable to Rockwell Automation	0.25	0.28
Tax effect of purchase accounting depreciation and amortization expense attributable to Rockwell Automation	(0.06)	(0.07)
Non-operating pension and postretirement cost	0.32	0.24
Tax effect of non-operating pension and postretirement cost	(0.09)	(0.07)
Change in fair value of investments[1]	(1.32)	—
Tax effect of change in fair value of investments[1]	—	—
Adjusted EPS[2]	$7.87	$8.45 - $8.85

Effective tax rate	9.9%	~ 13.3%
Tax effect of purchase accounting depreciation and amortization expense attributable to Rockwell Automation	0.4%	~ 0.4%
Tax effect of non-operating pension and postretirement cost	0.6%	~ 0.3%
Tax effect of change in fair value of investments[1]	1.5%	—%
Adjusted Effective Tax Rate[3]	12.4%	~ 14.0%

1The year ended September 30, 2020 included a gain on investment of $153.9 million due to the change in value of our investment in PTC. Fiscal 2021 guidance excludes estimates of these adjustments on a forward-looking basis due to variability, complexity, and limited visibility of these items.
2Fiscal 2021 guidance based on Adjusted Income attributable to Rockwell, which includes an adjustment for Schlumberger's non-controlling interest in Sensia.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2018	Mar. 31, 2019[1]	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020[2]	Jun. 30, 2020	Sep. 30, 2020[3]
Cash provided by continuing operating activities	$212.0	$143.8	$351.2	$475.0	$231.1	$217.4	$346.2	$325.8
Capital expenditures	(42.0)	(38.9)	(27.8)	(24.1)	(37.0)	(19.6)	(35.3)	(22.0)
Free cash flow	$170.0	$104.9	$323.4	$450.9	$194.1	$197.8	$310.9	$303.8

1Includes a payment of $31.1 million for taxes due under the Tax Act related to deemed repatriation of foreign earnings and a payment of $35.7 million to settle hedges executed in connection with our issuance of $1.0 billion of long-term notes in the second quarter of fiscal 2019.

2Includes a payment of $31.2 million for taxes due under the Tax Act related to deemed repatriation of foreign earnings.

3Includes a discretionary pre-tax contribution of $50.0 million to the Company's U.S. pension trust.

The table below provides the calculation of free cash flow as a percentage of Adjusted Income ("free cash flow conversion") for fiscal years 2019 and 2020:

	Year Ended
	Sep. 30, 2019	Sep. 30, 2020
Free cash flow (a)	$1,049.2	$1,006.6
Adjusted Income (b)	1,035.2	896.8
Free cash flow conversion (a) / (b)	101%	112%

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net Income, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2020	2019
(a) Return
Net Income	$1,023.2	$695.8
Interest expense	103.5	98.2
Income tax provision	112.9	205.2
Purchase accounting depreciation and amortization	41.4	16.6
Return	1,281.0	1,015.8
(b) Average invested capital
Short-term debt	230.8	416.2
Long-term debt	1,965.7	1,658.1
Shareowners’ equity	962.9	1,157.8
Accumulated amortization of goodwill and intangibles	920.0	883.1
Cash and cash equivalents	(840.2)	(767.7)
Short-term and long-term investments	(9.3)	(210.4)
Average invested capital	3,229.9	3,137.1
(c) Effective tax rate
Income tax provision	112.9	150.6
Income before income taxes	$1,136.1	$901.0
Effective tax rate	9.9%	16.7%
(a) / (b) * (1-c) Return On Invested Capital	35.7%	27.0%